Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive, Inc. Announces Redemption of its 2.25% Convertible Senior Notes due 2036

HOUSTON, July 7, 2014 — Group 1 Automotive, Inc. (NYSE: GPI) (the “Company”), an international, Fortune 500 automotive retailer, has given notice to holders of its 2.25% Convertible Senior Notes due 2036 (CUSIP No. 398905AD17) (the “Notes”) that it will redeem all of the outstanding Notes on September 4, 2014 (the “Redemption Date”) at a redemption price equal to 100% of the aggregate principal amount of the Notes and accrued, but unpaid interest, if any, to, but excluding, the Redemption Date. There are currently $182,800,000 in aggregate principal amount of Notes outstanding.

Holders may convert the Notes at any time prior to 5:00 p.m. on August 29, 2014, at a conversion rate of 16.8716 shares of the Company’s common stock per $1,000 principal amount of Notes with a related Observation Period (as defined in the indenture governing the Notes) beginning on and including July 28, 2014 and ending on and including August 29, 2014. Holders who want to convert Notes must satisfy the requirements set forth in Article 12 of the indenture governing the Notes. In the event that holders elect to convert their Notes in connection with the redemption, the Company will satisfy its conversion obligations to holders by paying cash equal to the principal amount of the Notes and delivering shares of common stock in settlement of any and all conversion obligations in excess of the principal amount (provided that the Company will pay cash in lieu of issuing fractional shares).

In connection with the redemption, we intend to enter into agreements with the counterparties to the previously disclosed convertible note hedge and warrant transactions entered into in 2006 concurrently with the execution of the indenture governing the notes and the issuance of the Notes pursuant to which we would terminate or otherwise unwind in part or in full certain of the convertible note hedges and warrants, but there can be no assurance that we will do so.

The Company’s notice to holders specifying the terms, conditions and procedures for the redemption and/or conversion is available through The Depository Trust Company and the Trustee, Wells Fargo Bank, National Association.

Wells Fargo Bank, National Association, in their capacity as either paying agent for the redemption or conversion agent, can be contacted at one of the following addresses, as applicable:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Bldg - 12th Flr
P.O. Box 1517	6th & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

This press release is for informational purposes only and does not constitute a notice of redemption of the Notes.

About Group 1 Automotive, Inc.
Group 1 owns and operates 152 automotive dealerships, 193 franchises, and 37 collision centers in the United States, the United Kingdom and Brazil that offer 34 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing, service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media contacts:
Pete DeLongchamps
V.P. Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com